Exhibit (a)(5)(v)

Saltchuk Resources, Inc. and Great Lakes Dredge & Dock Corporation Announce Commencement of Tender Offer for All Issued and Outstanding Shares of Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD)

SEATTLE, WA and HOUSTON, TX, March 4, 2026 — Saltchuk Resources, Inc. (“Saltchuk”) and Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) (“GLDD”) announced that on March 4, 2026, Saltchuk’s wholly-owned subsidiary, Huron MergeCo., Inc. (“Purchaser”), commenced its tender offer (the “Offer”) for all issued and outstanding shares of common stock of GLDD (“Shares”) at a price of $17.00 per Share in cash, subject to any required tax withholdings and without interest (the “Offer Price”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 10, 2026, by and among Saltchuk, Purchaser, and GLDD (the “Merger Agreement”), which Saltchuk and GLDD announced on February 11, 2026.

The GLDD Board of Directors has unanimously determined that the Merger Agreement and the Offer are in the best interests of GLDD’s stockholders. The GLDD Board of Directors also recommends that the stockholders of GLDD tender their shares to Purchaser pursuant to the Offer.

The Offer will expire at one minute after 11:59 p.m. New York City time on March 31, 2026, unless extended or earlier terminated. Instructions to tender Shares are being communicated to stockholders through MacKenzie Partners, Inc., the information agent for the Offer, or the institution or brokerage that holds Shares on the stockholder’s behalf.

Purchaser’s obligation to accept and pay for Shares tendered in the Offer is subject to conditions, including satisfaction of a minimum tender condition and other customary conditions for transactions of this type. After the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into GLDD, with GLDD continuing as the surviving entity (the “Merger”). As a result of the Merger, outstanding Shares will generally be cancelled and converted into the right to receive an amount equal to the Offer Price, and GLDD will cease to be a publicly traded company and will become wholly-owned by Saltchuk.

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Additional Information

This press release is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of GLDD common stock will be made only pursuant to an offer to purchase and related materials that Saltchuk and Purchaser intend to file with the U.S. Securities and Exchange Commission (the “SEC”). Saltchuk and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC and thereafter GLDD will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF GLDD ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to GLDD stockholders. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov and upon request to MacKenzie Partners, Inc., the information agent for the Offer, at 7 Penn Plaza, New York, New York 10001, by calling toll free (800) 322-2885. Broadridge Corporate Issuer Solutions, LLC is acting as depositary and paying agent for the Offer.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the tender offer and the merger or the potential benefits of the tender offer and the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, GLDD’s and Saltchuk’s actual results may differ materially from its expectations or projections. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “project,” “contemplate,” “predict,” “potential,” “continue,” “may,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on GLDD’s and Saltchuk’s relationships with employees, governmental entities and other business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require GLDD to pay a termination fee; the possibility that competing offers will be made; the outcome of any legal proceedings that may be instituted against GLDD and Saltchuk related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the timing of the tender offer; uncertainties as to the number of stockholders of GLDD who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger on the anticipated timeframe or at all, including the receipt of regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in GLDD’s other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact GLDD’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025. GLDD’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on GLDD’s website at gldd.com under “Investors—Financials & Filings—SEC filings” or upon request via email to EMBirge@gldd.com. All forward-looking statements contained in this communication are based on information available to GLDD and Saltchuk as of the date hereof and are made only as of the date of this communication. GLDD and Saltchuk disclaim any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required under applicable law. These forward-looking statements should not be relied upon as representing GLDD’s or Saltchuk’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of GLDD or Saltchuk.

About Saltchuk Resources, Inc.

Saltchuk is a privately owned family of diversified freight transportation, marine service, and energy distribution companies, with consolidated annual revenue of approximately $5.6 billion and 8,800 employees. We make multi-generational investments, championing our companies’ individual brands while providing strategic leadership and resources through our Corporate Home. Our companies maintain independent operations guided by shared values: safety comes first, reliability defines our customer relationships, and integrity shapes how we conduct business. We’re committed to each other, to environmental stewardship, and to contributing to our communities, fostering places where anyone would be proud for their children to work. Headquartered in Seattle, additional information is available at www.saltchuk.com.

About Great Lakes Dredge & Dock Corporation

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the offshore energy industry. GLDD employs experienced civil, ocean and mechanical engineering staff in its estimating, production, and project management functions. In its over 136-year history, GLDD has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experience-based performance as they advance through GLDD operations. GLDD’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the GLDD’s culture. GLDD’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Contact

Eric Birge,

Vice President of Investor Relations,

313-220-3053